Exhibit (14)(e)

June 16, 2015

The Board of Directors and Shareholders

MCG Capital Corporation

We are aware of the inclusion in the Pre-Effective Amendment No. 1 to the Registration Statement (Form N-14 No. 333-204272) of PennantPark Floating Rate Capital Ltd. for the registration of 15,000,000 shares of its common stock of our report dated April 29, 2015 relating to the unaudited condensed consolidated interim financial statements of MCG Capital Corporation that are included in its Form 10-Q for the quarter ended March 31, 2015.

/s/ ERNST & YOUNG LLP